Exhibit 10.5

Note: This is the general form used for a performance-based restricted stock award under the 1997 Executive Stock Plan.

HUGHES SUPPLY, INC.

PERFORMANCE-BASED RESTRICTED STOCK AWARD AGREEMENT

This PERFORMANCE-BASED RESTRICTED STOCK AWARD AGREEMENT (the “Agreement”) is made as of                              (the “Grant Date”) between HUGHES SUPPLY, INC. a Florida corporation (the “Company”) and                                         , a key employee of the Company (the “Employee”).

Background Information

A. The Board of Directors (the “Board”) and shareholders of the Company previously adopted the Hughes Supply, Inc. 1997 Executive Stock Plan, as amended and restated as of April 9, 2003 (the “Plan”).

B. Section 8 of the Plan provides that the Compensation Committee of the Board (the “Committee”) shall have the discretion and right to grant Performance-Based Restricted Stock (as defined below) to key employees of the Company, subject to the terms and conditions of the Plan and any additional terms provided by the Committee. The Committee has made a grant of Performance-Based Restricted Stock to the Employee as of the Grant Date pursuant to the terms of the Plan and this Agreement.

C. The Employee desires to accept the grant of Performance-Based Restricted Stock and agrees to be bound by the terms and conditions of the Plan and this Agreement.

Agreement

1. Performance-Based Restricted Stock. Subject to the terms and conditions provided in this Agreement and the Plan, the Company hereby grants the Employee                                 (             ) shares of restricted, common stock of the Company (the “Performance-Based Restricted Stock”) as of the Grant Date. Subject to the provisions of Sections 2 and 3, the Performance-Based Restricted Stock will be awarded on an Award Date (as hereinafter defined) to the Employee upon certification by the Compensation Committee that the Performance-Based Restricted Stock has achieved the “stock price” (as hereinafter defined).

2. Award Date (stock price); Continued Employment. The Employee shall be awarded twenty percent (20%) of his/her Performance-Based Restricted Stock granted hereunder when the Compensation Committee certifies that the average of the “stock price” (as defined below) of the Company’s common stock during any period of twenty (20) consecutive trading days equals or exceeds the following stock prices for the first time within a period of five (5) years following the Grant Date (each such date being referred to as an “Award Date”). Thereafter, the extent to which the Performance-Based Restricted Stock awarded to the Employee on the Award Date becomes vested and non-forfeitable will be determined in accordance with Section 3.

Average Stock Price	Percent Awarded	Cumulative Award
	$20%	20%
	$20%	40%
	$20%	60%
	$20%	80%
	$20%	100%

For example, in the event that the Compensation Committee certifies that the average stock price of $                 is achieved during any 20 day period that occurs within a period of five (5) years following the Grant Date, the Employee shall be awarded 20% of the Performance-Based Restricted Stock on the Award Date.

In the event of a stock split or other recapitalization of the Company, these average stock prices shall be adjusted proportionately by the Committee. For purposes of this Section 2, the term “stock price” shall mean, with respect to a trading date, the closing price at which sales of common stock of the Company shall have been sold on the trading date, as reported by any national securities exchange or any NASDAQ quotation or market system selected by the Committee on which shares of the Company’s common stock are then traded.

3. Vesting. Provided the Performance-Based Restricted Stock has been awarded to the Employee upon the satisfaction of the conditions set forth in Section 2 of this Agreement, the Employee’s rights and interest in the Performance-Based Restricted Stock shall become fully vested and non-forfeitable (and the stock shall cease being restricted) upon the occurrence of the first of the following events, provided the Employee is a full-time employee of the Company or its Affiliates (as hereinafter defined) at that time.

(a) Continued Employment for Five (5) Years Following Award Date. The Employee shall become 100% vested if the Employee remains employed by the Company or its Affiliates for a period of five (5) years following the Award Date.

(b) Age 65. The Employee shall become 100% vested upon the attainment of age 65.

(c) Death. The Employee shall become 100% vested (and the Performance-Based Restricted Stock shall pass to his/her beneficiaries) upon the Employee’s death.

(d) Disability. The Employee shall become 100% vested if his termination of employment with the Company and its Affiliates is due to the Employee’s “disability”. For purposes of this Agreement, “disability” shall have the same meaning as is provided under the Company’s group, long-term disability plan or policy then maintained by the Company or the Affiliate for whom the Employee is employed. If no such plan or policy then exists, “disability” shall have the same meaning as in Internal Revenue Code §22(e)(3), as amended or replaced from time to time. In the event of a dispute under this provision, the determination of “disability” shall be made by the Committee, in its discretion, upon the advice of one or more physicians employed by the Committee to assist in its determination.

(e) Change of Control. The Employee shall become 100% vested upon a “change of control” of the Company. For purposes of this Agreement, a “change of control” shall mean:

(i) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and as used in Section 13(d) thereof), excluding the

Company, and any subsidiary and employee benefit plan sponsored or maintained by the Company or any subsidiary (including any trustee of such plan acting as trustee) (the Company, all subsidiaries, and such employee benefit plans and trustees acting as trustees being hereinafter referred to as the “Company Group”), but including a “group” under Section 13(d)(3) of the Exchange Act (such person or group being hereinafter referred to as a “Person”), becomes the beneficial owner of shares of the Company having at least fifty percent (50%) of the total number of votes that may be cast for the election of directors of the Company (the “Voting Shares”), provided that no change of control will occur as a result of an acquisition of stock by the Company Group which increases, proportionately, the stock representing the voting power of the Company, and provided further that if such Person acquires beneficial ownership of stock representing more than fifty percent (50%) of the voting power of the Company by reason of share purchases by the Company Group, and after such share purchases by the Company Group, the Person acquires any additional shares representing voting power of the Company, then a change of control shall occur;

(ii) the shareholders of the Company shall approve any merger or other business combination of the Company, sale of the Company’s assets or combination of the foregoing transactions (a “Transaction”) other than a Transaction involving only the Company and one or more of its subsidiaries, or a Transaction immediately following which the shareholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity excluding for this purpose any shareholder owning directly or indirectly more than ten percent (10%) of the shares of the other company involved in the merger; or

(iii) within any 24-month period, the persons who are directors of the Company immediately before the beginning of such period (the “Incumbent Directors”) shall cease (for any reason other than death) to constitute at least a majority of the Board of Directors of any successor to the Company, provided that any director who was not a director as of the Grant Date shall be deemed to be an Incumbent Director if such director was elected to the Board by, or on the recommendation of or with the approval of, at least two-thirds (2/3rds) of the directors who were then qualified as Incumbent Directors either actually or by prior operation of this Subsection (iii); and provided further that any director elected to the Board to avoid or settle a threatened or actual proxy contest shall in no event be deemed to be an Incumbent Director.

4. Restrictions on Transfer. Until such time as any share of Performance-Based Restricted Stock becomes vested pursuant to Section 3 above, the Employee shall not have the right to make or permit to occur any transfer, pledge or hypothecation of all or any portion of the Performance-Based Restricted Stock, whether outright or as security, with or without consideration, voluntary or involuntary. Any transfer, pledge or hypothecation not made in accordance with this Agreement shall be deemed null and void. See also Section 7 below.

The Employee shall forfeit all of his rights and interest in the Performance-Based Restricted Stock if he fails to remain as a full-time employee of the Company or its Affiliates until he becomes “vested” in his Performance-Based Restricted Stock. In addition, the Employee shall forfeit any and all rights to the Performance-Based Restricted Stock if it has not been awarded within five (5) years from Grant Date. To the extent Performance-Based Restricted Stock is forfeited by the Employee, it shall be returned to the Company as treasury stock that is subject to the terms of the Plan.

For purposes of this Agreement, an “Affiliate” means (i) an entity that directly or through another Affiliate is more than fifty percent (50%) owned by the Company, or (ii) an entity in which the Company has a “significant equity interest” as determined by the Committee.

5. Shares Held by Custodian. The Employee hereby authorizes and directs the Company to deliver any share certificate issued by the Company to evidence the award of Performance-Based Restricted Stock to the Secretary of the Company or such other officer of the Company as may be designated by the Committee (the “Share Custodian”) to be held by the Share Custodian until the Performance-Based Restricted Stock becomes vested in accordance with Section 3 above. When all or any portion of the Performance-Based Restricted Stock becomes vested, the Share Custodian shall deliver to the Employee (or his beneficiary in the event of death) a certificate representing the vested Performance-Based Restricted Stock (which then will be unrestricted). The Employee hereby irrevocably appoints the Share Custodian, and any successor thereto, as the true and lawful attorney-in-fact of the Employee with full power and authority to execute any stock transfer power or other instrument necessary to transfer the Performance-Based Restricted Stock to the Company, or to transfer a portion of the Performance-Based Restricted Stock to the Employee on an unrestricted basis upon vesting, pursuant to this Agreement, in the name, place, and stead of the Employee. The term of such appointment shall commence on each Award Date and shall continue until all the Performance-Based Restricted Stock becomes vested or is forfeited. During the period that the Share Custodian holds the shares of Performance-Based Restricted Stock subject to this Section, the Employee shall be entitled to all rights applicable to shares of common stock of the Company not so held, including the right to vote and receive dividends, but provided, however, in the event the number of shares of Performance-Based Restricted Stock is increased or reduced by changing par value, split-up, stock split, reverse stock split, reclassification, merger, reorganization, consolidation, or otherwise, and in the event of any distribution of common stock or other securities of the Company in respect of such shares of common stock, the Employee agrees that any certificate representing shares of such additional common stock or other securities of the Company issued as a result of any of the foregoing shall be delivered to the Share Custodian and shall be subject to all of the provisions of this Agreement as if initially received hereunder.

6. Tax Payment Upon Vesting.

(a) At such time as the Employee becomes vested pursuant to Section 3 above in all or any portion of the Performance-Based Restricted Stock, the Employee (or his/her personal representative) shall deliver to the Company, within ten (10) days after the occurrence of the vesting event specified in Section 3 above (or in the event of death, within ten (10) days of the appointment of the personal representative) (a “Vesting Date”), either a certified check payable to the Company in the amount of all withholding tax obligations (whether federal, state or local), imposed on the Employee and the Company by reason of the vesting of the Performance-Based Restricted Stock, or a Withholding Election Form to be provided by the Company upon request by the Employee (or personal representative). Failure to tender either the required certified check or Withholding Election Form will result in a delay of the delivery of the Performance-Based Restricted Stock. Upon receipt of payment in full of all withholding tax obligations, the Company shall cause a certificate representing the vested Performance-Based Restricted Stock (which then will be unrestricted) to be issued and delivered to the Employee.

(b) In the event the Employee (or his/her personal representative) elect to satisfy the withholding obligation by executing the Withholding Election Form, the Employee’s actual number of vested shares of Performance-Based Restricted Stock shall be reduced by the smallest number of whole shares of common stock of the Company which, when multiplied by the fair market value of the common stock on the Vesting Date, is sufficient to satisfy the amount of the withholding tax obligations imposed on the Company by reason of the vesting of the Performance-Based Restricted Stock.

(c) In the event the Employee (or his/her personal representative) fail to timely decide between the use of a certified check or the execution of a Withholding Election Form, the Employee (or his/her personal representative) shall be deemed to have elected and executed the Withholding Election Form, and the Company shall thereafter deliver to the Employee (or his/her beneficiary) the net amount of vested shares of Performance-Based Restricted Stock (which then will be unrestricted).

7. Investment Representations. The Employee hereby represents, warrants, covenants, and agrees with the Company as follows:

(a) The Performance-Based Restricted Stock being acquired by the Employee will be acquired for the Employee’s own account without the participation of any other person, with the intent of holding the Performance-Based Restricted Stock for investment and without the intent of participating, directly or indirectly, in a distribution of the Performance-Based Restricted Stock and not with a view to, or for resale in connection with, any distribution of the Performance-Based Restricted Stock, nor is the Employee aware of the existence of any distribution of the Performance-Based Restricted Stock;

(b) The Employee is not acquiring the Performance-Based Restricted Stock based upon any representation, oral or written, by any person with respect to the future value of, or income from, the Performance-Based Restricted Stock but rather upon an independent examination and judgment as to the prospects of the Company;

(c) The Performance-Based Restricted Stock was not offered to the Employee by means of publicly disseminated advertisements or sales literature, nor is the Employee aware of any offers made to other persons by such means;

(d) The Employee is able to bear the economic risks of the investment in the Performance-Based Restricted Stock, including the risk of a complete loss of his/her investment therein;

(e) The Performance-Based Restricted Stock cannot be offered for sale, sold or transferred by the Employee other than pursuant to: (A) an effective registration under the Securities Act of 1933 (the “1933 Act”) or in a transaction otherwise in compliance with the 1933 Act; and (B) evidence satisfactory to the Company of compliance with the applicable securities laws of other jurisdictions. The Company shall be entitled to rely upon an opinion of counsel satisfactory to it with respect to compliance with the above laws;

(f) The Employee has, and has had, complete access to and the opportunity to review and make copies of all material documents related to the business of the Company, including, but not limited to, contracts, financial statements, tax returns, leases, deeds, and other books and records. Employee has examined such of these documents as the Employee has wished and is familiar with the business and affairs of the Company. The Employee realizes that the acquisition of the Performance-Based Restricted Stock is a speculative investment and that any possible profit therefrom is uncertain;

(g) The Employee has had the opportunity to ask questions of and receive answers from the Company and any person acting on its behalf and to obtain all material information reasonably available with respect to the Company and its affairs. The Employee has received all information and data with respect to the Company which the Employee has requested and which the Employee has deemed relevant in connection with the evaluation of the merits and risks of the Employee’s investment in the Company;

(h) The Employee has such knowledge and experience in financial and business matters that the Employee is capable of evaluating the merits and risks of the acquisition of the Performance-Based Restricted Stock hereunder and the Employee is able to bear the economic risk of such acquisition; and

(i) The agreements, representations, warranties, and covenants made by the Employee herein extend to and apply to all of the Performance-Based Restricted Stock of the Company issued to the Employee pursuant to this award. Acceptance by the Employee of the certificate representing such Performance-Based Restricted Stock shall constitute a confirmation by the Employee that all such agreements, representations, warranties, and covenants made herein shall be true and correct at that time.

8. No Effect on Employment. Nothing in the Plan or this Agreement shall confer upon the Employee the right to continue in the employment of the Company or effect any right which the Company may have to terminate the employment of the Employee regardless of the effect of such termination of employment on the rights of the Employee under the Plan or this Agreement.

9. Governing Laws. This Agreement shall be construed and enforced in accordance with the local laws of the State of Florida applicable to agreements to be executed and performed wholly within said state, and shall inure to the benefit of, and be binding upon, the parties hereto and their heirs, personal representatives, successors and assigns. The parties further agree that in any dispute between them relating to this Agreement, exclusive jurisdiction shall be in the trial courts located within Orange County, Florida, any objections as to jurisdiction or venue in such court being expressly waived.

10. Successors. This Agreement shall inure to the benefit of the heirs, legal representatives, successors and permitted assigns of the Company and Employee.

11. Notice. Any notice which either party hereto may be required or permitted to give to the other shall be in writing, and may be delivered personally or by mail, postage prepaid, addressed as follows: to the Chief Financial Officer of the Company, or to the Company (attention of the Chief Financial Officer), at Hughes Supply, Inc., 20 North Orange Avenue, Suite 200, Orlando, Florida 32801, or at any other address as the Company, by notice to the Employee, may designate in writing from time to time; to the Employee, at the Employee’s address as shown on the records of the Company, or at any other address as the Employee, by notice to the Company, may designate in writing from time to time.

12. Severability. In the event that any one or more of the provisions or portion thereof contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, the same shall not invalidate or otherwise affect any other provisions of this Agreement, and this Agreement shall be construed as if the invalid, illegal or unenforceable provision or portion thereof had never been contained herein.

13. Entire Agreement; Modifications to Agreement. Subject to the terms and conditions of the Plan, which are incorporated herein by reference, this Agreement expresses the entire understanding and agreement of the parties hereto with respect to such terms, restrictions and limitations. The Committee may amend or terminate any (or all) of the provisions of this Agreement at any time prior to the date on which any of the shares of Performance-Based Restricted Stock shall have vested with the Employee pursuant to the terms hereof.

14. Headings. Section headings used herein are for convenience of reference only and shall not be considered in construing this Agreement.

15. Specific Performance. In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party or parties who are thereby aggrieved shall have the right to specific performance and injunction in addition to any and all other rights and remedies at law or in equity, and all such rights and remedies shall be cumulative.

16. Resolution of Disputes. Any determination or interpretation by the Committee shall be final, binding and conclusive on all persons affected thereby.

IN WITNESS WHEREOF, the Company has executed this Agreement as of the Date of Grant set forth above.

HUGHES SUPPLY, INC.

By:

EMPLOYEE:

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